                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                        Only  (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                                    MarineMax,Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     ___________________________________________________________________________
     2)   Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________
     4)   Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________
     5)   Total fee paid:

     ___________________________________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     ___________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

     ___________________________________________________________________________
     3)   Filing Party:

     ___________________________________________________________________________
     4)   Date Filed:

     ___________________________________________________________________________

                                 MARINEMAX, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 27, 2001


         The Annual Meeting of Stockholders of MarineMax, Inc., a Delaware corporation, will be held at 9:00 a.m., on Tuesday, February 27, 2001 at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida, for the following purposes:


         1. To elect two directors, each to serve for a three-year term expiring in 2004.

         2.       To approve an amendment to our certificate of incorporation to
                  (a) reduce the total number of authorized shares of stock from 45,000,000 to 25,000,000, consisting of 24,000,000 shares of common stock and 1,000,000 shares of preferred stock, and (b) authorize our board of directors, without further action of stockholders, to increase the total number of authorized shares of stock from the reduced amount to the current amount of 45,000,000, consisting of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock.

         3. To approve an amendment to our 1998 Incentive Stock Plan to increase the number of shares of our common stock that may be issued under the plan to the lesser of 4,000,000 shares or 20% of the then-outstanding shares of common stock.

         4.       To approve our revised incentive compensation program.

         5. To ratify the appointment of Arthur Andersen LLP as our independent certified public accountants for the fiscal year ending September 30, 2001.

         6. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the proxy statement accompanying this notice.

         Only stockholders of record at the close of business on January 8, 2001 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.
                                                     Sincerely,


                                                 /s/ Michael H. McLamb
                                                     Michael H. McLamb
                                                     Secretary


Clearwater, Florida
January 10, 2001

                                 MARINEMAX, INC.
                         18167 U.S. 19 NORTH, SUITE 499
                            CLEARWATER, FLORIDA 33764

                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

                            VOTING AND OTHER MATTERS

GENERAL


         The enclosed proxy is solicited on behalf of MarineMax, Inc., a Delaware corporation by our board of directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, February 27, 2001, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida.


         These proxy solicitation materials were first mailed on or about January 10, 2001 to all stockholders entitled to vote at the meeting.

VOTING SECURITIES AND VOTING RIGHTS


         Stockholders of record at the close of business on January 8, 2001 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 15,224,262 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.


         The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required (i) for the election of directors, (ii) for the approval of the amendment to our 1998 Incentive Stock Plan, (iii) for the approval of our revised incentive compensation program, and
(iv) for the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending September 30, 2001. The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our certificate of incorporation to reduce the total number of authorized shares of stock and authorize our board of directors, without further action of the stockholders, to increase to total number of authorized shares of stock to the current amount.

         Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES


         When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of nominees set forth in this proxy statement, (ii) "for" approval of the amendment to our certificate of incorporation, (iii) "for" approval of the amendment to the 1998 Incentive Stock Plan, (iv) "for" approval of our revised incentive compensation program, and (v) "for" the ratification of the appointment of Arthur Andersen LLP as our independent certified public accountants for the fiscal year ending September 30, 2001.

REVOCABILITY OF PROXIES

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

         We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

         Our 2000 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the "Compensation Committee Report on Executive Compensation," "Report of the Audit Committee," and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

         WE WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY EXHIBITS LISTED IN THE FORM 10-K REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSE INCURRED BY US IN FURNISHING SUCH EXHIBIT. ANY SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY AT OUR EXECUTIVE OFFICES SET FORTH IN THIS PROXY STATEMENT.

                              ELECTION OF DIRECTORS

NOMINEES

         Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The board of directors has nominated Messrs. Gerald M. Benstock and Dean S. Woodman for re-election as Class III directors for three-year terms expiring in 2004 or until their respective successors have been elected and qualified.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Each of the nominees currently is a director of our company. In the event that either nominee is unable or declines to serve as a director at the time of the our meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. It is not expected that either nominee will be unable or will decline to serve as a director.

         The board of directors recommends a vote "FOR" the nominees named herein.

         The following table sets forth certain information regarding our directors.

NAME                                       AGE        POSITION
----                                       ---        --------
William H. McGill Jr.................      57         Chairman of the Board, Chief Executive Officer, and Director
                                                      (1)(2)
Richard R. Bassett...................      47         President and Director (1)(2)
Paul Graham Stovall..................      62         Senior Vice President and Director (1)(2)
Gerald M. Benstock...................      70         Director (1)(3)(4)(5)
Robert S. Kant.......................      56         Director (1)(3)(5)
R. David Thomas......................      68         Director (1)(3)(5)
Stewart Turley.......................      66         Director (1)(3)(4)(5)
Dean S. Woodman......................      72         Director (1)(3)(4)(5)

--------------------
(1) Member of the 1998 Incentive Stock Plan Committee

(2) Member of the Employee Stock Purchase Plan Committee

(3) Member of the Compensation Committee

(4) Member of the Audit Committee

(5) Member of Nominating Committee

         William H. McGill Jr. has served as the Chief Executive Officer of our company since January 23, 1998 and as the Chairman of the Board and as a director of our company since March 6, 1998. Mr. McGill served as President of our company from January 23, 1998 until September 8, 2000. Mr. McGill was the principal owner and president of Gulfwind USA, Inc., one of our operating subsidiaries, from 1973 until its merger with our company in March 1998.

         Richard R. Bassett has served as the President of our company since September 8, 2000 and a director of our company since March 6, 1998. Mr. Bassett served as Executive Vice President of our company from October 1, 1998 until September 8, 2000 and as Senior Vice President of our company from March 6, 1998 until October 1, 1998. Mr. Bassett was the owner and president of Bassett Boat Company of Florida, one of our operating subsidiaries, from 1979 until its merger with our company in March 1998.

         Paul Graham Stovall has served as a Senior Vice President and director of our company since May 1, 1998. Mr. Stovall was a principal owner and president of Stovall Marine, Inc., one of our operating subsidiaries, from 1960 until its merger with our company in April 1998.

         Gerald M. Benstock has served as a director of our company since June 14, 2000. Mr. Benstock has served as Chairman of the Board and Chief Executive Officer of Superior Uniform Group, Inc. for over 30 years. Superior Uniform, a publicly traded company, manufactures and sells a wide range of uniforms and career apparel to an extensive array of corporate and commercial markets.

         Robert S. Kant has served as a director of our company since August 10, 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig, LLP since September 1, 1999. Prior to that, Mr. Kant was a senior member of the law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 20 years.

         R. David Thomas has served as a director of our company since August 10, 1998. Mr. Thomas, the founder of Wendy's International, Inc., has served as Senior Chairman of that company since 1985. Mr. Thomas served as Chairman of the Board of Wendy's International, Inc. from 1972 until 1985 and as President and Chief Executive Officer from 1969 until 1972. Mr. Thomas served on the Board of Trustees of Duke University and Nova Southwest University.

         Stewart Turley has served as a director of our company since August 10, 1998. Mr. Turley retired in 1997 as Chairman of Eckerd Corporation, which he originally joined in 1966. Mr. Turley served as Chairman, President, and Chief Executive Officer of Eckerd Corporation from 1975 until 1993. He served as Chairman and Chief Executive Officer from 1993 until 1996 and remained as Chairman of the Board until his retirement in 1997. He has been a director of Eckerd Corporation since 1971. Mr. Turley was a Senior Vice President from 1971 to 1974 and was Vice President from 1968 to 1971. Mr. Turley also serves as a director of Springs Industries, Inc. and Sprint Corporation.

         Dean S. Woodman has been a director of our company since September 22, 1999. Since July 1999, Mr. Woodman has been the Managing Director of Woodman Capital Group, LLC, an investment banking firm specializing in financial assignments, private equity and debt placements for emerging companies, and mergers and acquisition consulting. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years where he spent 16 years as director of West Coast corporate financing until 1978.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating Committee, each consisting entirely of independent directors, as well as a Stock Plan Committee and an Employee Stock Purchase Plan Committee.

         The responsibilities of the Audit Committee include recommending to the board of directors the independent certified public accountants to be selected to conduct the annual audit of the books and records of our company, reviewing the proposed scope of such audit, reviewing accounting and financial controls of our company with the independent certified public accountants and our financial accounting staff, and reviewing and approving transactions between us and our directors, officers, and their affiliates. The Compensation Committee provides a general review of our compensation plans and policies to ensure that they meet corporate objectives. The Nominating Committee considers the addition of members to the Board of Directors. The responsibilities of the Stock Plan Committee include administering the 1998 Incentive Stock Plan, including selecting the officers and key employees to whom options and awards will be granted; and the responsibilities of the Employee Stock Purchase Plan Committee include the administration of the Employee Stock Purchase Plan. During the fiscal year ended September 30, 2000, the Audit Committee held seven meetings; the Compensation Committee held four meetings; the Nominating Committee held three meetings; and the Employee Stock Purchase Plan Committee and Stock Plan Committee held no meetings.

         Our board of directors held a total of five meetings during the fiscal year ended September 30, 2000. Mr. Thomas attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

         Employees of our company do not receive compensation for serving as members of our board of directors. Each non-employee director serving at our request receives a quarterly director's fee of $10,000, which is paid in cash or shares of common stock. We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the board of directors or committees. Directors who are employees of our company are eligible to receive stock options pursuant to our 1998 Incentive Stock Plan. Under the plan, non-employee directors each receive an automatic grant of options to acquire 5,000 shares of our common stock on the date they are first elected as directors of our company. Non-employee directors also receive an automatic grant of options to purchase 2,500 shares of common stock on the date of each annual meeting of stockholders. Accordingly,

Messrs. Benstock, Kant, Thomas, Turley, and Woodman will each receive an automatic grant of options to purchase 2,500 shares of common stock on the date of the meeting. Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretionary program of the 1998 plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table sets forth the total compensation received for services rendered in all capacities to our company for the fiscal year ended September 30, 2000 by our Chief Executive Officer and our four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                                                     AWARDS
                                                                                  ------------
                                                     ANNUAL COMPENSATION          SECURITIES             ALL OTHER
NAME AND                                           ------------------------       UNDERLYING           COMPENSATION
PRINCIPAL POSITION AT YEAR-END          YEAR        SALARY       INCENTIVE        OPTIONS (2)              (3)
------------------------------        --------     ----------   -----------       ----------           -----------
William H. McGill Jr.........         2000         $150,000     $1,100,000           57,500               $4,569
Chairman and Chief                    1999         $150,000       $823,480               --                   --
Executive Officer(4)                  1998(1)      $ 87,000       $361,740          120,000                   --

Richard R. Bassett...........         2000         $150,000       $709,953           65,000               $5,250
President(4)                          1999         $150,000       $628,505               --               $6,161
                                      1998(1)      $ 87,000       $195,416           64,167                   --

David L. Cochran(4)(5).......         2000         $150,000       $263,047           30,000               $1,465
Senior Vice President and Chief       1999         $150,000        $92,866               --               $2,703
Operating Officer

Michael H. McLamb............         2000         $150,000       $300,000           45,000               $4,789
Vice President, Chief Financial       1999         $150,000       $250,000               --               $4,192
Officer Secretary, and Treasurer      1998(1)      $103,125       $100,000          133,600                   --

David Prestasky(5)...........         2000         $150,000        $39,377           40,000               $2,696
Senior Vice President                 1999         $150,000       $189,811           15,445               $4,819

------------------
(1) Includes compensation during 1998 for Messrs. McGill and Bassett from March 1, 1998 and Mr. McLamb from January 21, 1998.

(2) The exercise price of all options granted were equal to or greater than the fair market value of our common stock on the date of grant.

(3) Amounts represent our matching portion of 401(k) or profit sharing plan contributions.

(4) Mr. Bassett was promoted from Executive Vice President to President and Mr. Cochran was appointed Chief Operating Officer effective on September 8, 2000. Mr. McGill also served as President until September 8, 2000.

(5) Messrs. Cochran and Pretasky were named Executive Officers effective October 1, 1998.

OPTION GRANTS

         The following table provides information on stock options granted to the officers listed during the fiscal year ended September 30, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                    -----------------------------------------------------
                                                        %                                      POTENTIAL REALIZABLE
                                                     OF TOTAL                                    VALUE AT ASSUMED
                                   NUMBER OF         OPTIONS                                   ANNUAL RATES OF STOCK
                                  SECURITIES        GRANTED TO                                PRICE APPRECIATION FOR
                                  UNDERLYING       EMPLOYEES IN    EXERCISE OR                   OPTION TERM (2)
                                    OPTIONS          FISCAL        BASE PRICE   EXPIRATION    --------------------
                                   GRANTED (#)(1)     YEAR          ($/Sh)        DATE         5%($)      10%($)
                                 ----------------    ------        ----------   ----------    --------    --------
William H. McGill, Jr.......        50,000           4.3%           $9.8125       2009        $308,551    $781,929
                                     7,500           0.7%           $7.9375       2010         $37,439     $94,877
Richard R. Bassett..........        30,000           2.6%           $9.8125       2009        $185,130    $469,158
                                    35,000           3.0%           $7.9375       2010        $174,715    $442,762
David L. Cochran............        20,000           1.7%           $9.8125       2009        $123,420    $312,771
                                    30,000           2.6%           $7.9375       2010        $149,756    $379,510
Michael H. McLamb...........        40,000           3.4%           $9.8125       2009        $246,841    $625,543
                                     5,000           0.4%           $7.9375       2010         $24,959     $63,252
David H. Pretasky...........        25,000           2.1%           $9.8125       2009        $154,275    $390,964
                                     5,000           0.4%           $7.9375       2010         $24,959     $63,252

------------------
(1) All option grants to the listed officers are non-qualified stock options exercisable during the ten-year period from the date of grant with such options vesting 20% on each of the third, fourth, fifth, sixth, and seventh anniversaries of the date of grant.

(2) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the common stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved.

OPTION HOLDINGS

         The following table provides the number of shares of common stock underlying unexercised options at September 30, 2000 by the officers listed. None of these officers exercised options during fiscal 2000.

                 VALUE OF OPTIONS HELD AS OF SEPTEMBER 30, 2000

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED
                                                                     OPTIONS AT FISCAL YEAR-END (1)
                                                               -----------------------------------------
NAME                                                        EXERCISABLE                       UNEXERCISABLE
----                                                        -----------                       -------------
William H. McGill Jr.........................                  16,000                            161,500
Richard R. Bassett...........................                  16,000                            113,167
David L. Cochran.............................                      --                             50,000
Michael H. McLamb............................                  63,600                            115,000
David H. Pretasky............................                      --                             71,667

------------------

(1) None of the options listed had any value at fiscal year-end, because the exercise prices of all of the options held by the listed officers were greater than $6.75, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 29, 2000.

1998 INCENTIVE STOCK PLAN

         On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Incentive Stock Plan. The plan provides for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to our company and our subsidiaries. We believe that the plan represents an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of our compensation program. The plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.

         The plan provides that a maximum of the lesser of 4,000,000 shares or 15% of the then-outstanding shares of common stock of our company may be issued under the plan. Our board of directors have amended the plan, subject to stockholder approval at the meeting, to increase the number of shares of our common stock that may be issued pursuant to the plan to the lesser of 4,000,000 shares or 20% of the then-outstanding shares of common stock. See "Proposal to Amend the 1998 Incentive Stock Plan." The maximum number of shares of stock with respect to which options or other awards may be granted to any employee (including officers) during the term of the plan may not exceed 50% of the shares of common stock covered by the plan. As of the record date, options to purchase approximately 2,273,539 shares of common stock were outstanding. Of these options, approximately 170,605 are vested and the remainder vest over periods ranging from one to seven years.

         The power to administer the plan with respect to our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock rests exclusively with the board of directors or a committee consisting of two or more non-employee directors who are appointed by the board of directors. The power to administer the plan with respect to other persons rests with the board of directors.

         The plan will terminate in April 2008, and options may be granted at any time during the life of the plan. Options become exercisable at such time as may be determined by the board of directors or the plan administrator. The exercise prices of options will be determined by the board of directors or the plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all of our classes of stock) of the fair market value of the common stock at the time of the grant.

         The plan also includes an automatic grant program providing for the automatic grant of options to our non-employee directors. Under the automatic grant program, each non-employee whose election to the board of directors was proposed as of June 3, 1998 received an automatic option to acquire 10,000 shares of common stock on that date. Each subsequent newly elected non-employee member of the board of directors will receive as an initial grant an automatic option to acquire 5,000 shares of common stock on the date of his or her first appointment or election to the board of directors. In addition, an automatic option to acquire 2,500 shares of common stock will be granted to each non-employee director at the meeting of the board of directors held immediately after each annual meeting of stockholders. A non-employee member of the board of directors will not be eligible to receive an annual grant if the option grant date of such annual grant would be within 90 days of such non-employee member receiving his or her initial grant. Each initial grant will vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant (or the date of election to the board of directors, if later) and the next two installments 12 months and 24 months after the date of grant. Each annual grant will vest and become exercisable 12 months after the date of grant. Each automatic option will vest and become exercisable only if the optionholder has not ceased serving as a director as of such vesting date.

         The exercise price per share of common stock subject to an initial grant on June 3, 1998 is $12.50, the initial public offering price per share and the exercise price per share of common stock subject to other automatic options will be equal to 100% of the fair market value of our common stock on the date such option is granted. Each automatic option will expire on the tenth anniversary of the date on which such automatic option was granted. In the event the non-employee director ceases to serve as a member of the board of directors or dies while serving as a director, the optionholder or the optionholder's estate or successor by bequest or inheritance may exercise any automatic options that have vested by the time of cessation of service until the earlier of (a) 90 days after the cessation of service or (b) the expiration of the term of the automatic option. The board of directors believes that the grant of automatic options to non-employee directors is necessary to attract, retain, and motivate independent directors.

         The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan without stockholder approval.

EMPLOYEE STOCK PURCHASE PLAN

         On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Employee Stock Purchase Plan, which is intended to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock. The stock purchase plan is administered by an appointed committee of the board of directors.

         The stock purchase plan provides for the issuance of up to 500,000 shares of common stock. The stock purchase plan is available to all regular, full-time employees of our company who have completed at least one year of continuous service.

         The stock purchase plan provides for implementation of up to 10 annual offerings beginning on the first day of October in the years 1998 through 2007, with each offering terminating on September 30 of the following year. Each annual offering may be divided into two six-month offerings. For each offering, the purchase price per share will be the lower of (i) 85% of the closing price of the common stock on the first day of the offering period or (ii) 85% of the closing price of the common stock on the last day of the offering. The purchase price is paid through periodic payroll deductions not to exceed 10% of the participant's earnings during each offering period. However, no participant may purchase more than $25,000 worth of common stock annually.

EMPLOYEE AGREEMENTS

         We have employment agreements with each of William H. McGill Jr., Richard R. Bassett, David L. Cochran, and Michael H. McLamb. For the fiscal year beginning on October 1, 2000, the employment agreements provide for a base salary of $400,000 per year in the case of Mr. McGill, $300,000 per year in the case of Mr. Bassett, $225,000 per year in the case of Mr. Cochran, and $225,000 per year in the case of Mr. McLamb. Each employment agreement provides for incentive compensation based upon the performance of our company and the employee as determined by our board of directors. In connection with their employment, certain of the executives will also receive options to purchase common stock.

         We may terminate each executive's employment for good cause, as defined in the respective agreements. We also may terminate each executive's employment without good cause if such termination is approved by a majority of the members of the board of directors (excluding such officer), but the executive so terminated will receive his base salary for the remaining term of his employment agreement or one year, whichever is greater, and certain bonus and other payments. Each agreement also will terminate automatically upon the death of the respective officer. In the event of a termination of employment by us or the employee following any "change in control" of our company as defined in the agreement, each employment agreement provides for the employee to receive his fixed compensation in a lump sum and bonus payments that would have been payable through the end of our then-current fiscal year as if his employment had not been terminated. Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be "phantom income" (i.e. income without cash) to our company. A "change in control" would include a merger or consolidation of our company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the board of directors of our company, or acquisitions of more than 20% of our common stock, subject to certain limitations.

         Each employment agreement contains a covenant not to compete with our company for a period of two years immediately following termination of employment or, in the case of a termination by our company without cause in the absence of a change in control, with certain exceptions, for a period of one year following termination of employment.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS

         Our certificate of incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Delaware law.

         In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws. We have not indemnified our directors and officers for actions prior to March 1, 1998, the date we acquired all of the issued and outstanding capital stock of six recreational boat dealers in separate merger transactions.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


REAL PROPERTY TRANSACTIONS WITH AFFILIATES


         We paid approximately $200,000 during the fiscal year ended September 30, 2000 to the Sherri-Lindsey Spicer Trust, an irrevocable trust of which relatives of Louis R. DelHomme Jr., a principal stockholder of our company, are the beneficiaries under leases for two retail locations in Houston, Texas. The trustee of the trust is Robert B. Arrington, an unrelated third party. Mr. DelHomme is a former director and officer of our company.

         We paid approximately $575,000 during the fiscal year ended September 30, 2000 to separate partnerships, the majority of each of which is owned by the former owners of Stovall Marine, Inc. under a lease for four retail locations in Georgia. Paul Graham Stovall became a director and officer of our company following our acquisition of Stovall Marine.

         We paid approximately $480,000 during the fiscal year ended September 30, 2000 to Pretasky Roach Properties, LLC, which is 50% owned by David H. Pretasky under a lease for a retail location in North Carolina. Mr. Pretasky became an officer of our company following our acquisition of Sea Ray of Wilmington, Inc.

         During fiscal 2000, we purchased from Mr. Bassett, a director and executive officer of our company, land for the purpose of constructing retail sales operation. We paid Mr. Bassett $3.0 million for the property, which was equal to the appraised fair market value of the property.

         We believe that all of the related party transactions listed above were on terms no less favorable to us than could have been obtained from unrelated firms or third parties.

FUTURE TRANSACTIONS

         We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our board of directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Delaware law.

BUSINESS RELATIONSHIPS


         Robert S. Kant, a director of our company since August 10, 1998, is a principal shareholder of the law firm of Greenberg Traurig, LLP, which serves as our primary legal counsel. We incurred legal fees of approximately $315,000 to that firm during fiscal 2000.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         Our board of directors has appointed a Compensation Committee, consisting of non-employee members of the board of directors, to make decisions on the compensation of our executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals.

         Our compensation program for executive officers consists primarily of base salary, annual discretionary bonuses, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees.

         Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, taking into account the possibility of performance-based bonuses. The bonus program is designed to reward individuals for performance based on our company's financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Stock option grants are intended to result in minimal or no rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation.

         Each of our executive officers is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our company and the employees as determined by our board of directors.

BASE SALARY

         Each of our executive officers received base compensation in accordance with the compensation levels in effect for that officer's employment agreement. Each of our executive officers received base compensation of $150,000 for the year ended September 30, 2000. Our board of directors and compensation committee increased the base salaries commencing with the fiscal year ending on September 30, 2001 as follows: $400,000 for Mr. McGill, $300,000 for Mr. Bassett, $225,000
for Mr. Cochran, and $225,000 for Mr. McLamb. The increase in the case of Messrs. McGill and McLamb recognizes their additional responsibilities in view of our company's substantial growth. The increases in the case of Messrs. Bassett and Cochran recognizes their promotions to President and Chief Operating Officer, respectively.

INCENTIVE COMPENSATION

         As described under "Executive Compensation -- Employment Agreements," the employment agreement of each executive officer provides for incentive compensation based upon the performance of our company and the employee as determined by our board of directors in accordance with a pay-for-performance philosophy. The board of directors approved an incentive compensation program for 2000. The program provided for a quarterly bonus based on our quarterly pre-tax profits for Mr. McGill, subject to our company achieving its budgeted quarterly earnings. Additionally, the program provided for Mr. McGill to receive an annual bonus targeted at 50% of his base salary plus quarterly bonuses, subject to our company achieving its annual budgeted earnings. The program also provided for our officers other than Mr. McGill to receive quarterly bonuses based on the quarterly pre-tax profits for their respective regional territories, subject to our company achieving its quarterly budgeted earnings. Additionally, the program provided for officers other than Mr. McGill to receive a quarterly bonus based upon factors including the customer satisfaction index and our financial performance, subject to our company achieving its annual budgeted earnings. Under the plan, we would not pay quarterly and annual bonuses to any executive if we did not achieve our budgeted earnings. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases.

STOCK OPTION GRANTS

         We strongly believe in utilizing grants of stock options to tie executive rewards directly to our long-term success and increases in stockholder value. Stock option grants also will enable executives to develop and maintain a significant ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. During fiscal 2000, our board of directors granted (a) 57,500 options to acquire shares of our common stock to Mr. McGill, (b) 65,000 options to acquire shares of our common stock to Mr. Bassett, (c) 50,000 options to acquire shares of our common stock to Mr. Cochran, (d) 45,000 options to acquire shares of our common stock to Mr. McLamb, and (e) 30,000 options to acquire shares of our common stock to Mr. Pretasky. See "Executive Compensation - Option Grants in Last Fiscal Year" for more information.

OTHER BENEFITS

         Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee approved the payment of bonus and incentive compensation to Mr. McGill in accordance with his employment agreement and our 2000 incentive compensation program.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of a company's four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. These conditions were met under our 2000 incentive compensation program.

         We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

         This report has been furnished by the members of the Compensation Committee of the board of directors of MarineMax, Inc.

                                              Stewart Turley, Chairman
                                              Robert S. Kant
                                              R. David Thomas
                                              Dean S. Woodman
                                              Gerald M. Benstock

                          REPORT OF THE AUDIT COMMITTEE

         The board of directors has appointed an Audit Committee consisting of three directors. All of the members of the committee are "independent" of our company and management, as that term is defined in the New York Stock Exchange listing standards.

         The primary responsibility of the committee is to oversee the company's
(a) financial reporting process on behalf of the board of directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal compliance and ethics programs as may be established from time to time by the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

         In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No.
1. The committee also discussed with the independent auditors the auditors' independence from management and the company, including the matters covered by the written disclosures and letter provided by the independent auditors.

         The committee discussed with the company's independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company, the internal controls, and the overall quality of the financial reporting. The committee held seven meetings during fiscal 2000.

         Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2000 for filing with the Securities and Exchange Commission. The committee and the board of directors also have recommended, subject to stockholder approval, the selection of the company's independent auditors. See "Ratification of Appointment of Independent Auditors."

         The board of directors has adopted a written charter for the Audit Committee. A copy of that charter is included as "Appendix A" to this proxy statement.

December 18, 2000

                                    Dean S. Woodman, Chairman
                                    Stewart Turley
                                    Gerald M. Benstock

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended September 30, 2000, our Compensation Committee consisted of Robert S. Kant, R. David Thomas, Stewart Turley, Dean S. Woodman, and Gerald M. Benstock. None of these committee members had any contractual or other relationships with our company during such fiscal year except that Mr. Kant is a principal shareholder of Greenberg Traurig, LLP which serves as our primary legal counsel.

      COMPLIANCE WITH SECTION 16 OF THE SECURITIES AND EXCHANGE ACT OF 1934


         Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10 percent stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended September 30, 2000, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year, except that during fiscal 2000, Mr. Bassett filed a late Form 4 covering one purchase transaction, Mr. Woodman filed a late Form 4 covering one purchase transaction, and Mr. Benstock filed a late Form 3 covering his initial statement of beneficial ownership.



                                PERFORMANCE GRAPH

         The following line graph compares cumulative total stockholder returns for (i) our common stock; (ii) the Russell 2000 Index; and (iii) the Nasdaq Retail Trade Index. The graph assumes an investment of $100 in our common stock on June 3, 1998, the date on which our common stock became registered under
Section 12 of the Exchange Act as a result of our initial public offering, and an investment in each of the Russell 2000 and the Nasdaq Retail Trade Index of $100 on May 31, 1998. The graph covers the period from May 31, 1998 through September 30, 2000.

         The calculation of cumulative stockholder return for the Russell 2000 and the Nasdaq Retail Trade Index includes reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

                                Cumulative Total Return
                      -------------------------------------------------
                       6/3/98        9/98     9/99         9/00
MARINEMAX, INC.        100.00        74.00     80.00       54.00
RUSSELL 2000           100.00        80.02     95.28      105.98
NASDAQ RETAIL TRADE    100.00        76.71     91.31       67.73

      SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and the other executive officers (including the four other most highly compensated executive officers), (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.


                                                                                      SHARES BENEFICIALLY OWNED
                                                                                --------------------------------------
NAME OF BENEFICIAL OWNER(1)                                                        NUMBER(2)             PERCENT(2)
----------------------------                                                      -----------           ------------
DIRECTORS AND EXECUTIVE OFFICERS:
William H. McGill Jr....................................................          1,621,457(3)               10.6%
Richard R. Bassett......................................................          3,282,539(4)               21.5%
David L. Cochran........................................................            731,385(5)                4.8%
Michael H. McLamb.......................................................             68,955(6)                *
Paul Graham Stovall.....................................................            137,478                   *
David H. Pretasky.......................................................            130,590                   *
Gerald M. Benstock......................................................              6,298(7)                *
Robert S. Kant..........................................................             29,139(8)                *
R. David Thomas.........................................................             97,316(9)                *
Stewart Turley..........................................................             34,316(10)               *
Dean S. Woodman.........................................................             12,231(11)               *

All directors and executive officers as a group (11 persons)............          6,151,704                  40.0%

5% STOCKHOLDERS:
Brunswick Corporation...................................................          1,861,200                  12.2%
Louis R. DelHomme Jr....................................................          1,055,428(12)               6.9%

------------------
*Less than 1%.

(1) Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. 19 North, Suite 499, Clearwater, Florida 33764, and have sole voting and investment power over their shares unless otherwise indicated. Brunswick Corporation maintains its address at 1 North Field Court, Lake Forest, Illinois 60045, and Mr. DelHomme maintains his address at 2206 Twin Oaks, Kemah, Texas 77565.

(2) The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after January 8, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3) Includes 38,000 shares of common stock owned by Mr. McGill's wife, as to which Mr. McGill disclaims beneficial ownership. Also includes 16,000 shares issuable upon the exercise of stock options.

(4) Includes 16,000 shares of common stock issuable upon the exercise of stock options.

(5) Includes 324,692 shares of common stock owned by Mr. Cochran's former wife, as to which Mr. Cochran disclaims beneficial ownership and 5,000 shares owned by Walker Building Center, Inc., of which Mr. Cochran is a majority owner and controls the voting interest of our company's common stock held by Walker Building Center, Inc.

(6) Includes 63,600 shares of common stock issuable upon the exercise of stock options.

(7) Includes 1,668 shares of common stock issuable upon the exercise of stock options.

(8) Includes 9,167 shares of common stock issuable upon the exercise of stock options.


(9) Includes 14,167 shares of common stock issuable upon the exercise of stock options. Also includes 5,000 shares held by Mr. Thomas' wife and 60,000 shares held by R. L. Richards as trustee of the R. David Thomas Trust.


(10) Includes 14,167 shares of common stock issuable upon the exercise of stock options.

(11) Includes 5,000 shares of common stock issuable upon the exercise of stock options.

(12) Owned of record by Spicer Partnership Ltd. Spicer Partnership Ltd. owned substantially all of the capital stock of Louis DelHomme Marine prior to its merger with our company. Mr. DelHomme is the majority owner of Spicer Partnership Ltd. and controls the voting interest of our company's common stock held by Spicer Partnership Ltd.

                        PROPOSAL TO AMEND OUR CERTIFICATE
                    OF INCORPORATION TO REDUCE THE NUMBER OF
                      AUTHORIZED SHARES OF STOCK SUBJECT TO
                  SUBSEQUENT INCREASE BY OUR BOARD OF DIRECTORS

         Our board of directors has approved a proposal to amend our certificate of incorporation to (a) reduce the number of authorized shares of stock from 45,000,000 to 25,000,000, consisting of 24,000,000 shares of common stock and 1,000,000 shares of preferred stock, and (b) authorize our board of directors, without further stockholder action, to increase the total number of authorized shares of stock from the reduced amount to the current amount of 45,000,000, consisting of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock.

         Our board of directors recommends a vote "for" the proposed amendment of the certificate of incorporation. If approved by our stockholders, the proposed amendment will become effective upon the filing of our restated certificate of incorporation with the Delaware Division of Corporations in the Department of State, which will occur as soon as reasonably practicable.

REASONS FOR THE PROPOSED AMENDMENT

         Delaware corporations pay a franchise tax based upon the number of authorized and unissued shares of stock that are permitted under the certificate of incorporation. Our company's number of currently authorized and unissued shares results in our company approaching the maximum franchise tax of $150,000 each year. Amending the certificate of incorporation will reduce this franchise tax and save our company at least $50,000 each year. The amendment would (i) reduce the current amount of authorized and unissued shares to an amount our board believes is consistent with our company's currently anticipated needs and
(ii) reduce the franchise tax that we pay to the state of Delaware.

POTENTIAL EFFECTS OF THE PROPOSED AMENDMENT

         In the event that our stockholders approve the proposed amendment, we believe that our company will have a sufficient number of authorized but unissued shares of our stock for issuance in connection with acquisitions, upon exercise of employee stock options, or in connection with future equity offerings. In addition to reducing the number of authorized shares, the amendment authorizes our board of directors to increase the amount of capital stock up to the current amount without obtaining further stockholder approval. Accordingly, our board of directors will be able to act quickly in the event our company proposes to issue capital stock in the event of future equity offerings or potential acquisitions. In the meantime, by reducing the amount of authorized but unissued capital stock our company will be able to achieve savings in franchise tax during periods in which we do not need the additional authorized shares. If this amendment is approved and our board of directors exercises its authority to amend the certificate of incorporation to increase the authorized shares of stock, our franchise tax may return to the previous levels under Delaware law.

APPROVAL BY STOCKHOLDERS OF THE PROPOSED AMENDMENT

         Approval of the proposed amendment to our certificate of incorporation will require the affirmative vote of the holders of a majority of the total number of the issued and outstanding shares of our common stock. Upon approval by our stockholders, the proposed amendment will become effective upon filing of a restated certificate of incorporation with the Delaware Division of Corporations in the Department of State, which will occur as soon as practicable following the meeting. In the event that the proposed amendment is not approved by our stockholders at the meeting, our current certificate of incorporation will remain in effect and we will continue to pay the current levels of annual franchise tax imposed in the state of Delaware.

                 PROPOSAL TO AMEND THE 1998 INCENTIVE STOCK PLAN

         Our board of directors has approved a proposal to amend our 1998 Incentive Stock Plan, subject to approval by our stockholders at the meeting.

         The 1998 Incentive Stock Plan is intended to attract and retain executive officers and other key employees, directors, and consultants to our company. The plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. See "Executive Compensation -- 1998 Incentive Stock Plan" for a full description of the plan.

         Presently, the number of shares of common stock may be issued under the 1998 plan is equal to the lesser of 4,000,000 shares or 15% of the then-outstanding shares of common stock. As of November 15, 2000, no shares of common stock had been issued upon exercise of options granted under the 1998 plan and there were 2,273,539 options outstanding under the 1998 plan. At that time, the directors determined that an increase was necessary to provide a sufficient number of shares to enable us to continue to attract, retain, and motivate key personnel by making additional grants under the 1998 plan. Accordingly, on that date, our board of directors amended the 1998 plan to increase the number of shares of common stock that may be issued pursuant to the 1998 plan to the lesser of 4,000,000 shares or 20% of the then-outstanding shares of common stock. Our board of directors recommends a vote "for" the proposed amendment to the 1998 plan.

REASONS FOR AND EFFECT OF THE PROPOSED AMENDMENT

         The board of directors believes that the approval of the proposed amendment to the 1998 plan is necessary to achieve the purposes of the 1998 plan and to promote the welfare of our company and our stockholders generally. The board of directors believes that the proposed amendment to the 1998 plan will aid our company in attracting and retaining directors, officers, key employees, and consultants and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of the directors, officers, and key employees with that of the stockholders.

APPROVAL BY STOCKHOLDERS OF THE AMENDMENT TO THE 1998 INCENTIVE STOCK PLAN

         The amendment will be effective upon approval of the amendment to our 1998 plan by our stockholders. In the event that the amendment to our 1998 plan is not approved by the stockholders, we will not have the ability to grant any additional options until such time, if any, that we issue additional shares of our common stock or until outstanding options are forfeited due to employee attrition. Any options outstanding under the 1998 plan prior to the amendment will remain valid and unchanged, except that if the stockholders do not approve the proposed amendment, any options granted in excess of the shares originally authorized for issuance under the 1998 plan will automatically be terminated and of no further force and effect, as though they had never been granted.


           PROPOSAL TO APPROVE REVISED INCENTIVE COMPENSATION PROGRAM

GENERAL

         Our board of directors has approved a revised incentive compensation program under which each of our executive officers receives incentive compensation in accordance with a pay-for-performance philosophy. Each executive officer's employment agreement provides for such incentive compensation.

         Under the program, we will pay to our Chief Executive Officer a bonus based on a percentage of our monthly pretax income; a quarterly bonus based on the customer satisfaction index attained by our operations, a quarterly bonus based on our ability to achieve budgeted results; a quarterly bonus based on the market share that our company achieves in its respective operating markets; an annual bonus based on our ability to manage inventory, and an annual bonus based on certain other operating criteria. Our revised incentive compensation program also provides for our other executive officers to participate in the same performance based plan. No executive officer, including our Chief Executive Officer, will be able to earn more than $2.5 million of compensation under the incentive compensation program during any fiscal year.

REASONS FOR THE PROPOSAL

         Our current incentive compensation program was adopted prior to our initial public offering in June 1998. Our board of directors and compensation committee have determined that the terms of the revised incentive compensation program more closely tie executive performance to the factors deemed most important to our ongoing success than the terms of the former plan.

ELIGIBILITY AND ADMINISTRATION

         Each of our executive officers will be eligible to participate in our incentive compensation program. The Compensation Committee of the board of directors, which consists of five independent directors, will establish the performance goals to be met under the program. At or before the beginning of each fiscal year, the Compensation Committee will establish objective performance goals to be met under the program. The performance goals will be based on several factors, including company and regional profitability, inventory management, customer satisfaction, performance compared to budget, and market share.

PROGRAM BENEFITS

         Because the amounts that would be received by the listed officers under this plan during fiscal 2001 are not determinable, the following table provides certain information with respect to incentive cash compensation paid to the officers listed during fiscal 2000. None of our non-employee directors will receive any compensation under the incentive compensation program.

                                NEW PLAN BENEFITS
                         INCENTIVE COMPENSATION PROGRAM

         NAME AND POSITION                                DOLLAR VALUE($)
         -----------------                                ---------------
         William H. McGill Jr.......................         $1,100,000
         Richard R. Bassett.........................            709,953
         David L. Cochran...........................            263,047
         Michael H. McLamb..........................            300,000
         David Pretasky.............................             39,377
         Paul Graham Stovall........................             11,536

         All current executive officers as a group..          2,423,913
         Non-executive director group...............                 --
         Non-executive officer employee group.......                 --

DURATION AND MODIFICATION

         We plan to retain the revised incentive compensation program in effect for so long as our Compensation Committee determines that it is an effective method to encourage executives to achieve company profitability. In the event the Compensation Committee revises the targets under performance goals after the stockholders approve these goals, the material terms of the performance goals must be disclosed to and be approved by our stockholders every five years.

FEDERAL INCOME TAX CONSEQUENCES

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and any of our four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

         We believe that we have structured the incentive compensation program in a manner that complies with Section 162(m) of the Internal Revenue Code. Accordingly, and assuming the stockholders approve this proposal at the meeting, all payments made to the executive officers under the program during future fiscal years will be deductible for federal income tax purposes.

APPROVAL BY STOCKHOLDERS OF THE INCENTIVE COMPENSATION PROGRAM

         Approval of the incentive compensation program will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of our company present in person or by proxy at the meeting. Upon approval of the program by our stockholders, the program will remain in effect and we will be able to deduct for federal income tax purposes all compensation paid to the participants in the program beginning in fiscal year 2001. In the event that the proposal to approve the incentive compensation program is not approved by our stockholders at the meeting, any compensation paid to any executive officer during any fiscal year that exceeds $1.0 million will not be deductible by our company for federal income tax purposes.

     RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

           We have appointed Arthur Andersen LLP, independent certified public accountants, to audit our consolidated financial statements for the fiscal year ending September 30, 2001, and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending September 30, 2001 must be received by us no later than September 12, 2001, in order to be included in the proxy statement and form of proxy relating to such meeting.

         Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2002, except in circumstances where (i) we receive notice of the proposed matter no later than November 26, 2001, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                  OTHER MATTERS

         We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.


                                                         Dated: January 10, 2001

                                   APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE OF
                                 MARINEMAX, INC.

PURPOSE AND SCOPE

This Charter governs the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of MarineMax, Inc., a Delaware corporation (the "Company"). The purpose of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

         - the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

         - the Company's systems of internal accounting and financial controls;

         - the independence and performance of the Company's outside auditors; and

         - compliance by the Company with any legal compliance and ethics programs as may be established by the Board from time-to-time.

In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee and the Company's:

         -        independent auditors,

         -        internal audit staff, and

         -        management.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee is authorized to retain outside or special counsel, auditors, accounting or other consultants, experts, and professionals for this purpose.

The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter shall be published as an appendix to the Company's Proxy Statement for the Company's annual meeting of shareholders to the extent required by the rules and regulations of the Securities and Exchange Commission.

MEMBERS OF THE COMMITTEE

The Committee shall be comprised of not less than three members of the Board. The members of the Committee shall meet all "independence" and qualification requirements of the rules and regulations of the New York Stock Exchange, as such rules and regulations may be amended or supplemented from time-to-time. Accordingly, each member of the Committee must be a director who:

         - has no relationship to the Company that may interfere with the exercise of his or her independent judgment; and

         - is financially literate or who becomes financially literate within a reasonable period of time after appointment to the Committee.

In addition, at least one member of the Committee must have accounting or related financial management expertise.

KEY RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Committee is to provide oversight to the Company's financial reporting process on behalf of the Board and to report the results of the Committee's activities to the Board. The Committee recognizes that management shall be responsible for preparing the Company's financial statements and the independent auditors shall be responsible for auditing those financial statements. The functions set forth below shall be the principal recurring activities of the Committee in carrying out its oversight function. In carrying out its responsibilities, however, the Committee shall remain flexible in order to best react to changing conditions and circumstances. The following functions are set forth as a guide with the understanding that the Committee may deviate from this guide and supplement these functions as the Committee deems appropriate under the circumstances.

1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders. The Committee and the Board shall have the ultimate authority and responsibility to select (or to nominate for shareholder approval) the independent auditors, to approve the fees to be paid to the independent auditors, to evaluate the performance of the independent auditors, and, if appropriate, to replace the independent auditors.

2. The Committee shall discuss with management and the independent auditors the overall scope and plans for the audit, including the adequacy of staffing and the compensation to be paid to the independent auditors. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's system to monitor and manage business risk, as well as legal and ethical compliance programs. To the extent the Committee deems it to be necessary, the Committee shall meet separately with the internal auditing staff, and the independent auditors, with or without management present, as well as the Company's Chief Financial Officer and other management personnel.

3.       The Committee shall:

         - ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time;

         - discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors; and

         - recommend that the Board take appropriate action in response to the independent auditors' report to satisfy the Board of the auditors' independence.

4. Prior to the filing of the Company's Quarterly Report on Form 10-Q, the Committee (as a whole or acting through the Committee chair) shall:

         - review the interim financial results to be included in the Form 10-Q with management and the independent auditors, and

         - discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including Statement of Auditing Standards ("SAS") No. 71, as such may be amended or supplemented from time to time.

5. The Committee shall review with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K), including discussing with the auditors' their judgment about the quality, not just acceptability, of the Company's accounting principles, the consistency of the Company's accounting policies and their application, and the clarity and completeness of the Company's financial statements and related disclosures. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including SAS No. 61, as such may be amended or supplemented.

6. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's Proxy Statement to be delivered to shareholders in connection with the Company's annual meeting of shareholders.

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company's financial management, including its internal audit staff, if any, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company's internal policies and procedures.

Dated: June 14, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 MARINEMAX, INC.
                       2001 ANNUAL MEETING OF STOCKHOLDERS


         The undersigned stockholder of MARINEMAX, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated January 10, 2001, and hereby appoints William H. McGill Jr. and Michael H. McLamb and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of MARINEMAX, INC., to be held on Tuesday, February 27, 2001, at 9:00 a.m., local time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.


                                    (Continued and to be signed on reverse side)

(Continued from reverse side)


     FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS OF MARINEMAX RECOMMENDS A VOTE "FOR" VOTE THE MATTER SUBMITTED.


[x]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.   ELECTION OF DIRECTORS:
     [ ] FOR the two nominees listed below, except as indicated
     [ ] WITHHOLD AUTHORITY to vote for the two nominees listed below

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                Gerald M. Benstock        Dean S. Woodman

2. PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO (A) REDUCE THE TOTAL NUMBER OF AUTHORIZED SHARES OF STOCK FROM 45,000,000 TO 25,000,000, CONSISTING OF 24,000,000 SHARES OF COMMON STOCK AND 1,000,000 SHARES OF PREFERRED STOCK, AND (B) AUTHORIZE OUR BOARD OF DIRECTORS TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO THE CURRENT AMOUNT OF 45,000,000, CONSISTING OF 40,000,000 SHARES OF COMMON STOCK AND 5,000,000 SHARES OF PREFERRED STOCK.

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. PROPOSAL TO AMEND OUR 1998 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK THAT MAY BE ISSUED PURSUANT TO THE PLAN TO THE LESSER OF 4,000,000 SHARES OR 20% OF THE THEN-OUTSTANDING SHARES OF COMMON STOCK.

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4.   PROPOSAL TO APPROVE THE INCENTIVE COMPENSATION PROGRAM.

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

5. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, FOR THE APPROVAL OF THE AMENDMENT TO OUR 1998 INCENTIVE STOCK PLAN, FOR THE APPROVAL OF THE INCENTIVE COMPENSATION PROGRAM, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

         A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                        SIGN, DATE, AND RETURN THIS PROXY CARD
                                        PROMPTLY USING THE ENCLOSED ENVELOPE.

                                        ________________________________________
                                        SIGNATURE(s)

                                        ________________________________________
                                             (Signature if jointly held)

                                        Date: _______________________, 2001

NOTE: This Proxy Card should be dated, signed by the stockholders exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.
    Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property,
                         both stockholders should sign.

                                                                      APPENDIX B
                                                   (NOT PART OF PROXY STATEMENT)


                    MARINEMAX, INC. 1998 INCENTIVE STOCK PLAN
                     (AS AMENDED THROUGH NOVEMBER 15, 2000)


         1. PURPOSE. The purpose of this 1998 Incentive Stock Plan (the "Plan") is to attract, retain and motivate employees, directors and independent contractors by providing them with the opportunity to acquire a proprietary interest in MARINEMAX, INC. (the "Company") and to link their interests and efforts to the long-term interests of the Company's stockholders.

         2. PLAN ADMINISTRATION

                  2.1 IN GENERAL. The Plan shall be administered by the Company's Board of Directors (the "Board"). Except for the power to amend the Plan as provided in Section 12, the Board, in its sole discretion, may delegate its authority and duties under the Plan to a committee appointed by the Board, under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the Plan shall be referred to as the "Plan Administrator". Except as otherwise explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to awards under the Plan, including the selection of the individuals to be granted awards, the type of awards, the number of shares of the Company's common stock ("Common Stock") subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award. All decisions made by the Plan Administrator pursuant to the Plan and related orders and resolutions shall be final and conclusive.

                  2.2 RULE 16b-3 AND CODE SECTION 162(m). Notwithstanding any provision of this Plan to the contrary, only the Board or a committee composed of two or more "Non-Employee Directors" may make determinations regarding grants of awards to officers, directors and 10% stockholders of the Company. (The term "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Plan Administrator shall have the authority and discretion to determine the extent to which awards will conform to the requirements of Section 162(m) Internal Revenue Code of 1986, as amended (the "Code"), and to take such action, establish such procedures, and impose such restrictions as the Plan Administrator determines to be necessary or appropriate to conform to such requirements.

                  2.3 OTHER PLANS. The Plan Administrator shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

         3. ELIGIBILITY. Any employee of the Company shall be eligible to receive any award under the Plan. Directors who are not employees, proposed directors, proposed employees and independent contractors shall be eligible to receive awards other than Incentive Stock Options (as defined in Section 5.2). For purposes of this Section 3, the "Company," with respect to all awards under the Plan other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Plan Administrator. With respect to Incentive Stock Options, the "Company" includes any parent or subsidiary of the Company as defined in Section 424 of the Code.

         4. SHARES SUBJECT TO THE PLAN

                  4.1 NUMBER AND SOURCE. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Plan Administrator may from time to time determine. Subject to adjustment as provided in Section 4.3, the aggregate number of shares that may be issued under the Plan shall not exceed the lesser of 4,000,000 shares or 20% of the then outstanding shares; provided, however that awards shall not be granted under the Plan if, at the time of such grant, the aggregate number of shares of Stock that have been or may be issued under previously granted awards or options under the Plan equal or exceed 20% of the total number of outstanding shares at such time. The aggregate number of shares that may be covered by awards granted to any one individual in any year shall not exceed 50% of the total number of shares that may be issued under the Plan.

                  4.2 SHARES AVAILABLE. Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled, or any shares that do not vest, shall again be available for the granting of awards under the Plan. If a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

                  4.3 ADJUSTMENT OF SHARES AVAILABLE. The aggregate number and type of shares available for awards under the Plan, the maximum number and type of shares that may be subject to awards to any individual under the Plan, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

                  4.4 TRANSFER OF CONTROL. In the event of a Transfer of Control, the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation") shall either assume the Company's rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Corporation's stock. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding awards in connection with the Transfer of Control, the Board may, in its discretion, provide that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested in full on or before the date of the Transfer of Control. The exercise and/or vesting of any award that was permissible solely by reason of this Section 4.4 shall be conditioned upon the consummation of the Transfer of Control. Any awards that are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised on or before the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Unless otherwise determined by the Board, a "Transfer of Control" shall be deemed to have occurred in the event of any of the following: (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company if the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (b) a merger or consolidation if the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation (regardless of whether the Company is the surviving corporation); (c) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (d) a liquidation or dissolution of the Company.

         5. AWARDS

                  5.1 TYPES OF AWARDS. Subject to the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of awards to be granted to employees, directors and independent contractors under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in Section 5.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.

                  5.2 STOCK OPTIONS. The Plan Administrator may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." The price for which shares may be purchased upon exercise of a particular option shall be determined by the Plan Administrator; however, the exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such shares on the date such option is granted (110% if options are intended to be Incentive Stock Options and are granted to a stockholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company). For purposes of the Plan, "Fair Market Value" as to a particular day equals the per share closing price for the Common Stock as reported for the prior trading day in the Wall Street Journal or in such other source as the Plan Administrator deems reliable. The Plan Administrator shall set the term of each stock option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options. An optionholder and the Plan Administrator can agree at any time to convert an Incentive Stock Option to a Nonqualified Stock Option.

                  5.3 STOCK APPRECIATION RIGHTS. The Plan Administrator may grant stock appreciation rights, either in tandem with a stock option granted under the Plan or with respect to a number of shares for which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share's Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the Plan Administrator in its sole discretion. The Plan Administrator may establish a maximum appreciation value payable for stock appreciation rights.

                  5.4 RESTRICTED STOCK AWARDS. The Plan Administrator may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Plan Administrator, in its discretion, may make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Plan Administrator may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan Administrator may establish. All dividends or dividend equivalents that are not paid currently may, in the Plan Administrator's sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.

                  5.5 PAYMENT; DEFERRAL. Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock (valued at Fair Market Value) or the granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

                  5.6 INDIVIDUAL AWARD AGREEMENTS. Stock Options shall and other awards may be evidenced by agreements between the Company and the recipient in such form and content as the Plan Administrator from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan. Such individual agreements may contain such provisions or conditions as the Plan Administrator deems necessary or appropriate to effectuate the sense and purpose of the Plan and may be amended from time to time in accordance with the terms thereof.

         6. AWARD EXERCISE

                  6.1 PRECONDITION TO STOCK ISSUANCE. No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Plan Administrator to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 6.3) is


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received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such shares are issued.

                  6.2 NO FRACTIONAL SHARES. No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued with respect to a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.

                  6.3 FORM OF PAYMENT. An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment (as described below), (c) any combination of the above, or (d) such other means as the Plan Administrator may approve. Any optionee who owns Common Stock may use such shares as a form of payment to exercise stock options granted under the Plan. The Plan Administrator, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of shares having a Fair Market Value less than the exercise price, the optionholder must pay the difference in cash.

         7. AUTOMATIC GRANT PROGRAM

                  7.1 AMOUNT AND DATE OF GRANT. During the term of the Plan, the Company shall make automatic grants of options ("Automatic Options") in the form of Nonqualified Stock Options to each Board member ("Eligible Director") (or proposed Board member pursuant to Section 7.1.3) who is not employed by the Company, whether or not such person is a Non-Employee Director as referred to in
Section 2.2 as follows:

                           7.1.1 ANNUAL GRANTS. Each year on the Annual Grant
Date, an Automatic Option to acquire 2,500 shares of Common Stock shall be granted to each Eligible Director for so long as shares of Common Stock are available under Section 4.1 hereof. The "Annual Grant Date" shall be the date of the Company's annual stockholders meeting commencing as of the first annual meeting occurring after the date (the "Effective Date") the Plan is approved by the stockholders of the Company. Any Eligible Director that was granted an Automatic Option under Section 7.1.2 or Section 7.1.3 within 90 days of an Annual Grant Date shall be ineligible to receive an Automatic Option pursuant to this Section 7.1.1 on such Annual Grant Date.

                           7.1.2 INITIAL NEW DIRECTOR GRANTS. On the Initial
Grant Date, every new member of the Board, who is an Eligible Director and has not previously received an Automatic Option under this Section 7.1.2 shall be granted an Automatic Option to acquire 5,000 shares of Common Stock for so long as shares of Common Stock are available under Section 4.1 hereof. The "Initial Grant Date" shall be the date that an Eligible Director is first appointed or elected to the Board. Any Eligible Director who previously received an Automatic Option pursuant to Section 7.1.3 shall be ineligible to receive an Automatic Option pursuant to this Section 7.1.2.

                           7.1.3 INITIAL PROPOSED DIRECTOR GRANTS. On the date
that shares of Common Stock first become registered under Section 12 of the 1934 Act, the Company shall grant an Automatic Option to acquire 10,000 shares of Common Stock to each non-employee whose election to the Board is proposed as of such date .

                  7.2 EXERCISE PRICE. The exercise price per share of Common Stock subject to each Automatic Option granted under Section 7.1.1 or Section
7.1.2 shall be equal to 100 percent of the Fair Market Value per share of the Common Stock on the date such Automatic Option was granted as determined in accordance with the valuation provisions of Section 5.2 hereof granted. The exercise price per share of Common Stock subject to each Automatic Option granted under Section 7.1.3 shall be equal to the initial public offering price per share of Common Stock.

                  7.3 VESTING. Each Automatic Option granted pursuant to Section
7.1.1 shall vest and become exercisable 12 months after the date of grant. Each Automatic Option granted pursuant to Section 7.1.2 shall vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant and the next two installments 12 months and 24 months after the date of grant. Each Automatic Option


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
granted pursuant to Section 7.1.3 shall vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of the recipient's election to the Board and the next two installments 12 months and 24 months after the date of grant. Each Automatic Option shall vest and become exercisable only if the optionholder has not ceased serving as a Board member as of such vesting date.

                  7.4 TERM OF AUTOMATIC OPTIONS. Each Automatic Option shall expire on the tenth anniversary (the "Expiration Date") of the date on which such Automatic Option was granted. Except as determined by the Plan Administrator, should an Eligible Director's service as a Board member cease prior to the Expiration Date for any reason while an Automatic Option remains outstanding and unexercised, the Automatic Option term shall immediately be modified and the Automatic Option shall terminate and cease to be outstanding in accordance with the following provisions:

                           7.4.1 The Automatic Option shall immediately
terminate and cease to be outstanding with respect to any shares that were not vested at the time of the optionholder's cessation of Board service; provided, however, that a proposed director who receives a grant pursuant to Section 7.1.3 shall not be treated as ceasing to serve as a Board member for purposes of this
Section 7 prior to such individual's election to the Board.

                           7.4.2 Should an optionholder cease, for any reason
other than death, to serve as a member of the Board, then the optionholder shall have 90 days measured from the date of such cessation of Board service in which to exercise his or her Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.

                           7.4.3 Should an optionholder die while serving as a
Board member or within 90 days after cessation of Board service, then the personal representative of the optionholder's estate (or the person or persons to whom the Automatic Option is transferred pursuant to the optionholder's will or in accordance with the laws of the descent and distribution) shall have a 90-day period measured from the date of the optionholder's cessation of Board service in which to exercise the Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.

                  7.5 OTHER TERMS. Except as expressly provided otherwise in this Section 7, an Automatic Option shall be subject to all of the terms and conditions of the Plan. Eligible Directors shall be entitled to receive other awards under the Plan or other plans of the Company in accordance with the terms and conditions thereof.

         8. TRANSFERABILITY. Any Incentive Stock Option granted under the Plan shall, during the recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award under the Plan and any of the rights and privileges conferred thereby shall not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award shall be exercisable during the recipient's lifetime only by the recipient.

         9. WITHHOLDING TAXES; OTHER DEDUCTIONS. The Company shall have the right to deduct from any settlement of an award granted under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes, and (b) any amounts due from the recipient of such award to the Company or to any parent or subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations.

         10. TERMINATION OF SERVICES. The terms and conditions under which an award may be exercised following termination of a recipient's employment, directorship or independent contractor relationship with the Company shall be determined by the Plan Administrator; provided, however, that Incentive Stock Options shall not be exercisable at any time after the earliest of the date that is (a) three months after termination of employment,


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
unless due to death or Disability (as defined in Section 22(e)(3) of the Code);
(b) one year after termination of employment due to Disability; or (c) ten years after the date of grant.

         11. TERM OF THE PLAN. The Plan shall become effective as of the date of adoption by the Board, and shall remain in full force and effect through the date that is ten years thereafter, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

         12. PLAN AMENDMENT. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's stockholders (a) that would increase the number of shares available for issuance under the Plan (other than in accordance with Section 4), or (b) if such approval is required (i) to comply with Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code.

         13. PLAN NOT EXCLUSIVE. This Plan is not intended to be the exclusive means by which the Company may issue awards to acquire its Common Stock.

         14. BIFURCATION OF THE PLAN. Notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.






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